UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2010

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On January 25, 2010 (the “Effective Date”), Constitution Mining Corp. (the “Company”) entered into a Mineral Rights Option Agreement (the “Option Agreement”) with Temasek Investments Inc. (“Temasek”), a company incorporated under the laws of Panama.  Pursuant to the Option Agreement, the Company acquired three separate options from Temasek, each providing for the acquisition of approximately a one-third interest in certain mineral rights (the “Mineral Rights”), in certain properties in Peru (the “Peru Property”) that abut other property interests the Company already has in Peru.  Pursuant to the Option Agreement, the exercise of all three options would result in the Company’s acquisition of one hundred percent of the Mineral Rights.  The Mineral Rights are currently owned by Woodburn Investments, Inc. (“Woodburn”).  Minera Saramiriza S.A.C. (“Minera Saramiriza”), a corporation incorporated under the laws of Peru and a wholly-owned subsidiary of Temasek, owns 999 shares of the 1,000 shares of Woodburn that are issued and outstanding.  Temasek owns the single remaining share of Woodburn.  The acquisition by the Company of each thirty-three percent interest in the Mineral Rights is structured to occur through the transfer to the Company of thirty-three percent of the outstanding shares of Woodburn upon the exercise of each of the three options.

The Company may exercise the initial option to acquire a thirty-three percent interest in the Mineral Rights by fulfilling the following conditions:

•	Issuance of 500,000 shares of the Company’s common stock to Temasek within thirty (30) days from the Effective Date;

•	Payment of $250,000 to Temasek within twelve months of the Effective Date; and

•	Issuance of 1,000,000 shares of the Company’s common stock to Temasek or its designee within twelve months from the Effective Date.

The Company may exercise the second option to acquire the second thirty-three percent interest in the Mineral Rights, resulting in the acquisition of a sixty-six percent interest in the Mineral Rights, by fulfilling the following conditions:

•	Exercise of the initial option to acquire a thirty-three percent interest in the Mineral Rights;

•	Payment of $1,000,000 to Temasek within twenty-four months of the Effective Date; and

•	Issuance of 1,000,000 shares of the Company’s common stock to Temasek or its designee within twenty-four months from the Effective Date.

The Company may exercise the third option to acquire the final thirty-four percent interest in the Mineral Rights, resulting in the acquisition of a one-hundred percent interest in the Mineral Rights, by fulfilling the following conditions:

•	Exercise of the second option to acquire an aggregate sixty-six percent interest in the Mineral Rights;

•	Payment of $2,000,000 to Temasek within thirty-six months of the Effective Date; and

•	Issuance of 2,000,000 shares of the Company’s common stock to Temasek or its designee within thirty-six months from the Effective Date.

Upon the Company’s acquisition of a 100% interest in the Mineral Rights, Temasek is entitled to an annual 2.5% net returns royalty.  However, if the Company pays Temasek $2,000,000 within ninety (90) days of its acquisition of a 100% interest in the Mineral Rights, Temasek will only be entitled to an annual 1.0% net returns royalty from the Company.

If the Company exercises the second, thirty-three percent option, resulting in the acquisition of a sixty-six percent interest in the Mineral Rights, but fails to exercise the final option and fails to acquire a 100% interest in the Mineral Rights, the Company and Temasek will form a joint venture in which the Company will be wholly responsible for developing a feasible mining project and all necessary facilities and Temasek shall retain a carried free interest in the mining rights.  If the Company does not develop a feasible mining project within three years of the Effective Date, the Company will be responsible to pay Temasek an advance minimum mining royalty of $500,000 per year, which will be deducted from Temasek's net return royalty.

The foregoing description is qualified in its entirety by reference to the Option Agreement that is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Mineral Right Option Agreement with Temasek Investments, Inc., January 2010.

99.1	Press Release Dated January 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/         Michael Stocker
Name:  Michael Stocker
Title:    Chief Executive Officer
Date:    January 26, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Mineral Right Option Agreement with Temasek Investments, Inc., January 2010.

99.1	Press Release Dated January 26, 2010